Exhibit 99.1
FINTECH ACQUISITION CORP.
AUDIT COMMITTEE CHARTER
As of May __, 2008
Purpose
     The Audit Committee is appointed by the Board of Directors (the “Board”) of FinTech Acquisition Corp. (“FinTech Acquisition”) to assist Board oversight of (i) the integrity of the financial statements of FinTech Acquisition, (ii) the compliance by FinTech Acquisition with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of FinTech Acquisition’s internal audit function and independent registered public accounting firms.
     The Audit Committee shall prepare the audit committee report required by the rules of the Securities and Exchange Commission to be included in FinTech Acquisition’s annual proxy statement.
Committee Membership
     The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of Section 10(A)(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the independence and financial literacy requirements of the American Stock Exchange or any other securities exchange or interdealer automated quotation system on which FinTech Acquisition’s securities are traded (the “Relevant Trading Market”) applicable to a member of the Audit Committee. Each member of the Audit Committee shall be able to read and understand financial statements at the time of his or her appointment. At least one member of the Audit Committee must be financially sophisticated, as determined by the Board under the Relevant Trading Market standards and the Audit Committee must include at least one member who qualifies as an “audit committee financial expert” as defined by Item 407 of Regulation S-K of the Exchange Act. No member of the Audit Committee may simultaneously serve on the audit committee of more than three public companies (including FinTech Acquisition’s Audit Committee) and no Audit Committee member may have participated in the preparation of the financial statements of FinTech Acquisition or any of its current subsidiaries at any time during the past three years. The term “public company” shall mean an “issuer” as that term is defined in the Sarbanes-Oxley Act of 2002, and any issuer similarly regulated under the securities laws of any foreign jurisdiction.
Committee Duties and Responsibilities
     The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by FinTech Acquisition (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for FinTech Acquisition, and each such registered pubic accounting firm shall report directly to the Audit Committee. The Audit Committee shall have the sole authority to appoint or replace the independent registered public accounting firm (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all significant non-audit engagements with such firm. The Audit Committee shall have the sole authority to preapprove any auditing service or non-audit service (as defined in the Rule 2-01(c)(4) of Regulation S-X) performed by the independent registered public accounting firm as required by Rule 2-01(c)(7) of Regulation S-X. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant preapprovals required under such Section. Each decision of any member to whom authority is so delegated to preapprove an activity under such Section shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may form and delegate authority to subcommittees when appropriate. The Audit Committee shall consult with management but shall not delegate these responsibilities to management.
     The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by FinTech Acquisition regarding accounting, internal accounting controls, or auditing matters, (ii) the confidential, anonymous submission by employees of FinTech Acquisition of concerns regarding questionable accounting or auditing matters and (iii) interested parties to communicate directly with the presiding director of meetings of the non-management directors or with the non-management directors as a group.
     The Audit Committee shall review and approve all payments made to FinTech Acquisition’s existing holders, officers and directors and their respective affiliates, other than a payment of an aggregate amount of $7,500 per month to The Bancorp, Inc. for office space and administrative services. All payments made to members of the Audit Committee shall be reviewed by the Board, with the interested director or directors abstaining from such review and approval.
     The Audit Committee shall have the authority to retain independent counsel and other advisors, as it determines necessary to carry out its duties. FinTech Acquisition shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to any public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for FinTech Acquisition, (ii) compensation to any advisors employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
     The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee may request any officer or employee of FinTech Acquisition or FinTech Acquisition’s outside counsel or independent registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Audit Committee shall meet with management, the persons performing the internal audit function and the independent registered public accounting firm in separate executive sessions periodically. The Audit Committee may also, to the extent it deems necessary or appropriate, meet with FinTech Acquisition’s investment bankers or financial analysts who follow FinTech Acquisition.
     The Audit Committee shall also meet with management, any internal auditor and FinTech Acquisition’s independent registered public accounting firm in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. Such meetings shall be held at such times as the Audit Committee deems necessary to fulfill its responsibilities or as circumstances require.
     The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.
     The Audit Committee may designate one or more subcommittees, each subcommittee to consist of one or more of the members of the Audit Committee. Unless the Audit Committee provides otherwise, each subcommittee designated by the Audit Committee may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each subcommittee shall conduct its business in the same manner as the Audit Committee conducts its business pursuant to this Charter.
     In fulfilling its duties and responsibilities hereunder, the Audit Committee will be entitled to reasonably rely on (a) the integrity of those persons within FinTech Acquisition and of the professionals and experts (such as FinTech Acquisition’s independent registered public accounting firm) from which it receives information, (b) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts and (c) representations made by FinTech Acquisition’s independent registered public accounting firm as to any services provided by such firm to FinTech Acquisition.
     The Audit Committee, to the extent it deems necessary or appropriate, shall:
Financial Statement and Disclosure Matters
1.	Review and discuss with management and the independent registered public accounting firm the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in FinTech Acquisition’s Form 10-K.

2.	Review and discuss with management and the independent registered public accounting firm FinTech Acquisition’s quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management’s discussion and analysis and including the results of the independent registered public accounting firm’s reviews of the quarterly financial statements.

3.	Review and discuss with management and/or the independent registered public accounting firm (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in FinTech Acquisition’s selection or application of accounting principles, and major issues as to the adequacy of FinTech Acquisition’s internal controls and any special audit steps adopted in light of material control deficiencies, and (ii) analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on FinTech Acquisition’s financial statements.

4.	Discuss with management FinTech Acquisition’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Audit Committee need not discuss in advance each earnings release or each instance in which FinTech Acquisition may provide earnings guidance.

5.	Discuss with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on FinTech Acquisition’s financial statements.

6.	Discuss with management FinTech Acquisition’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including FinTech Acquisition’s risk assessment and risk management policies. The Audit Committee must discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.

7.	Discuss with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. Review with the independent registered public accounting firm any audit problems or difficulties and management’s response. In particular, discuss:
(a)	The adoption of, or changes to, FinTech Acquisition’s significant auditing and accounting principles and practices as suggested by the independent registered public accounting firm, internal auditors or management.

(b)	The management letter provided by the independent registered public accounting firm and FinTech Acquisition’s response to that letter.

(c)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.
8.	Ensure that FinTech Acquisition’s independent registered public accounting firm submits to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1 and any similar requirements as to independence under any other applicable laws, rules and regulations as well as any applicable standards of the Relevant Trading Market (the “Applicable Requirements”). Discuss with such firm any disclosed relationships or services that may impact its objectivity and independence and satisfy itself as to such independent registered public accounting firm’s independence. Take or recommend that the full Board take appropriate action to oversee independence of such independent registered public accounting firm.

9.	Review the experience and qualifications of the senior members of the audit team of FinTech Acquisition’s independent registered public accountants.

10.	Obtain and review a report from the independent registered public accounting firm at least annually regarding (a) such firm’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between such firm and FinTech Acquisition (to assess such firm’s independence). Evaluate the qualifications, performance and independence of the independent registered public accounting firm, including considering whether such firm’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the such firm’s independence, and taking into account the opinions of management and the internal auditor. This evaluation should include the review and evaluation of the lead partner of the independent registered public accounting firm. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent registered public accounting firm.

11.	Prepare the report required by the Securities and Exchange Commission to be included in FinTech Acquisition’s periodic reports and annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or other Applicable Requirements.

12.	In addition to assuring the regular rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by Rule 2-01(c)(6) of Regulation S-X, consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm itself on a regular basis.

13.	Set clear hiring policies for FinTech Acquisition’s hiring of employees or former employees of FinTech Acquisition’s independent registered public accounting firm.

14.	Discuss with the national office of the independent registered public accounting firm issues on which they were consulted by FinTech Acquisition’s audit team and matters of audit quality and consistency.

15.	Meet with the independent registered public accounting firm prior to the audit to discuss the planning and staffing of the audit.

16.	Perform any other activities consistent with this Charter, FinTech Acquisition’s bylaws and governing law, as required under applicable laws, rules and regulations as well as applicable listing standards or as the Audit Committee or the Board otherwise deems necessary or appropriate.
Oversight of FinTech Acquisition’s Internal Audit Function
18.	Review FinTech Acquisition’s internal audit function to insure it is an appropriate control process for reviewing and approving FinTech Acquisition’s internal transactions and accounting, including any outsourcing of some or all of this function.

19.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

20.	Discuss with the independent registered public accounting firm the internal audit function, budget and staffing and any recommended changes in the planned scope of the internal audit.

21.	Periodically discuss with FinTech Acquisition’s independent registered public accounting firm, without management being present, (a) their judgment about the quality, integrity and appropriateness of FinTech Acquisition’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of FinTech Acquisition’s financial statements.
Compliance Oversight Responsibilities
22.	Obtain from the independent registered public accounting firm assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

23.	Obtain reports from management, FinTech Acquisition’s senior internal auditing executive, the independent registered public accounting firm and legal advisors that FinTech Acquisition and its subsidiary entities are in conformity with applicable legal requirements and FinTech Acquisition’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions and approve all related-party transactions. Advise the Board with respect to FinTech Acquisition’s policies and procedures regarding compliance with applicable laws and regulations and with FinTech Acquisition’s Code of Business Conduct and Ethics.

24.	Discuss with management and the independent registered public accounting firm any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding FinTech Acquisition’s financial statements or accounting policies.

25.	Discuss with management and FinTech Acquisition’s independent registered public accounting firm any reports or disclosure submitted by management to the Audit Committee as contemplated by the certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

26.	Discuss with FinTech Acquisition’s counsel legal matters that may have a material impact on the financial statements or FinTech Acquisition’s compliance policies.

27.	Upon consummation of the initial public offering of FinTech Acquisition’s securities (the “IPO”), monitor compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of the IPO.
     The foregoing responsibilities and duties set forth in this Charter should serve as a guide only, with the express understanding that the Audit Committee may carry out additional responsibilities and duties and adopt additional policies and procedures as may be necessary in light of any changing business, legislative, regulatory, legal or other conditions. The Audit Committee shall review and reassess the adequacy of this Charter at least annually and recommend to the Board any changes it deems appropriate.
Limitation of Audit Committee’s Role
     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that FinTech Acquisition’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent registered public accounting firm.